Recorded at the request of, and
after recording return to:
HOI Utah Property Series, L.L.C. –
HUOP Freedom Trend Series
175 South Main Street, Suite 900
Salt Lake City, UT 84111

OIL AND GAS LEASE

(Utah – Paid-up 10 Year)

THIS OIL AND GAS LEASE ("**Lease**") is made and entered into effective as of April 15, 2014 ("**Effective Date**"), by and between **HOI UTAH PROPERTY SERIES, L.L.C. – HUOP FREEDOM TREND SERIES**, with an address at 175 South Main Street, Suite 900, Salt Lake City, UT 84111 ("**Lessee**"), and **JOSEPH P. TATE and JENIFER M. TATE, as Joint Tenants**, with an address at 3252 North Lake Dr., Milwaukee, WI 53211 (collectively, "**Lessor**").

IN CONSIDERATION of the payment of Ten and more Dollars ($10.00 & more) and of the covenants and agreements to be performed under this Lease by Lessee, the receipt and adequacy of which are hereby acknowledged by Lessor:

1. Lessor does hereby grant, demise, lease and let exclusively unto Lessee all of Lessor's right, title and interest, in, to and under the land in this Lease, including without limitation rights of way, access, ingress and egress, for the purposes of carrying on geological, geophysical, geochemical, seismic, gravity and other exploration work; laying, maintaining, operating, expanding, repairing, replacing and removing oil, natural gas and water pipelines; and for drilling, operating, producing, storing, processing, transporting and marketing all of the oil (including without limitation distillate and condensate), gas, (including without limitation casinghead gas, coal seam gas, coal bed methane gas, helium and all other constituents) and all other liquid or gaseous hydrocarbons ("**Leased Substances**") located in, on, under, allocated to, or in the vicinity of the lands located in Sanpete County, Utah, and described as follows:

SEE EXHIBIT "A' ATTACHED HERETO AND MADE A PART HEREOF.

Containing **1,955.17** gross acres, more or less, together with any and all strips or parcels of land, other than those constituting regular governmental subdivisions, adjoining or contiguous to the above described land ("**Leased Premises**"). Lessor further intends the Leased Premises to cover and to include all lands now or hereafter owned or claimed, through reversion or otherwise, by Lessor in the above referenced governmental section or sections, together with any and all accretions thereto, whether or not accurately and completely described above.

This Lease supersedes and replaces in its entirety the Oil and Gas Lease from Lessor to Hewitt Energy Group, LLC, dated March 30, 2010, recorded April 15, 2010, as Entry No. 169777 in Book 0602 at Page 0451 of the official records maintained by the Office of the Recorder for Sanpete County, Utah, as subsequently amended, restated and recorded June 11, 2012, as Entry No. 183854 in Book 0631 at Page 0324 of the official records maintained by the Office of the Recorder for Sanpete County, Utah.

This Lease also supersedes and replaces in its entirety the Oil and Gas Lease from Lessor to Hewitt Energy Group, LLC, dated May 31, 2012, recorded June 11, 2012, as Entry No. 183853 in Book 0631 at Pate 0317.

2. This Lease, including without limitation all rights of way, access, ingress and egress will remain in force for a primary term of ten (10) years from the Effective Date ("**Primary Term**"), and for as long thereafter as Leased Substances are produced in paying quantities from the Leased Premises (or from lands spaced, unitized, pooled or otherwise consolidated with all or a portion of the Leased Premises); are transported through a pipeline(s) located in, on or under the Leased Premises; or are separated, processed, compressed, used, cycled, or stored in facilities located in, on or under the Leased Premises (all production, transportation, processing, storage and other activities are collectively referred to in this Lease as "**Production**").

3. This is a **PAID-UP LEASE**. Lessee has made an initial payment to Lessor for the privilege of deferring the commencement or continuation of Operations (as defined hereafter) during the entire Primary Term ("**Delay Rental**").

4. Lessee will deliver, free of cost, to Lessor at the wells, or to the credit of Lessor in the stock tanks or at the point of connection with the gathering system on the Leased Premises to which the wells may be connected, the equal one-eighth (1/8) part of all oil produced and saved from or allocated to the Leased Premises, or, at Lessor's option, Lessee will pay Lessor a production royalty ("**Production Royalty**") equal to the one-eighth (1/8) part of the market price at the well for oil of like quantities, grade and gravity prevailing on the day the oil is run from the stock tanks or into the gathering system, less Lessor's proportionate share of taxes, separation, processing, storage and transportation costs, if any, incurred by Lessee.

5. Lessee will pay or, if required by law, contribute to be paid to Lessor, a Production Royalty equal to the one-eighth (1/8) part of the net proceeds actually received by Lessee for all gas produced from or allocated to the Leased Premises and sold by Lessee, less Lessor's proportionate share of taxes and all costs incurred by Lessee in delivering, transporting, separating, processing, dehydrating, compressing, storing, marketing or otherwise making the gas or other substances merchantable or enhancing the market value thereof. If the gas is used by Lessee off the Leased Premises or is used by Lessee for the manufacture of casinghead gasoline or other liquid products, Lessee will pay Lessor for gas so used the equal one-eighth (1/8) part of the prevailing market price at the well for gas of like quantities and quality prevailing on the day the gas is so used.

6. Lessee will pay Lessor a Production Royalty of one-sixteenth (1/16) part of the net proceeds actually received by Lessee for any other hydrocarbon substances produced or saved from or allocated to the Leased Premises, less Lessor's proportionate share of taxes and all costs incurred by Lessee in delivering, transporting, separating, processing, dehydrating, compressing, storing, marketing or otherwise making these other hydrocarbon substances merchantable or enhancing their market value.

7. Lessee will pay or tender all Production Royalties to Lessor on or before the end of the second month after the month in which the Leased Substances are produced. Lessee will provide a report with each payment stating the amount of Leased Substances produced from or attributed to the Leased Premises and sold or otherwise disposed of, the amount of the gross proceeds from the Production actually received by Lessee, the calculation of any deductions and other information Lessee considers necessary to verify the production and disposition of Leased Substances.

8. If a well capable of producing oil, gas or other hydrocarbons in paying quantities located on the Leased Premises (or on acreage spaced, unitized, pooled or otherwise consolidated with all or a portion of the Leased Premises into a unit for the drilling or operation of the well) is at any time shut-in so that no oil, gas or other hydrocarbons from the shut-in well are sold or used by Lessee off the Leased Premises, the shut-in well will be treated under this Lease the same as if it were a well on the Leased Premises producing

oil, gas or other hydrocarbons in paying quantities. This Lease will continue in force during all of the time or times while the well is shut in, whether before or after the expiration of the Primary Term of this Lease. Lessee will use reasonable diligence to market oil, gas or other hydrocarbons capable of being produced from and after the date the well is shut-in, but will be under no obligation to market the oil, gas or other hydrocarbons under terms, conditions or circumstances that, in Lessee's judgment exercised in good faith, are unsatisfactory.

Lessee will be obligated to pay or tender a minimum royalty ("**Shut-in Royalty**") to Lessor on or before January 15 of the next calendar year commencing more than ninety (90) days from the date any well is shut in, and on or before January 15 of each subsequent calendar year during the Primary or extended term of this Lease in which the well is shut-in. The amount of the Shut-in Royalty will be twice the amount of the initial Delay Rental (prorated on an annual, per net royalty acre basis) for each net royalty acre subject to this Lease as of the end of the immediately preceding calendar year. If oil, gas or other hydrocarbons from any shut-in well are sold or used off the Leased Premises by Lessee before the end of any calendar year, or if, at the end of any calendar year, this Lease is being maintained in force and effect otherwise than by reason of the shut-in well, Lessee will not be obligated to pay or tender any Shut-in Royalty for that calendar year. Payment or tender by Lessee of the Shut-in Royalty will be treated under this Lease as if it were a Production Royalty and will be considered as if it were Production in paying quantities under all applicable provisions of this Lease.

9. For purposes of this Lease, the term "**produced in paying quantities**" will mean Production sufficient to yield Production Royalties during the applicable calendar year in an amount at least equal to twice the amount of the initial Delay Rental (prorated on an annual, per net royalty acre basis) for each net royalty acre subject to this Lease at the end of the immediately preceding calendar year. In the event the amount of Production in any calendar year is not sufficient to yield Production Royalties in at least this amount, Lessee may maintain this Lease in full force and effect by paying or tendering the difference in cash to Lessor on or before the last date for payment of Production Royalties for that calendar year.

10. Lessee's failure to pay or tender Production Royalties or Shut-In Royalties, for any reason, will make Lessee liable for the amount due, but will not terminate this Lease so long as Production continues or a well capable of Production remains shut in.

11. Lessee is granted the right, but not the obligation, at any time and from time to time during the term of this Lease (whether before or after production is established), to space, unitize, pool or otherwise consolidate, all or any part, strata or rights in the Leased Premises with any other land, leasehold, operating rights or other interests in land or strata in the vicinity of the Leased Premises to create units ("**Units**"). Lessee may in good faith determine the surface area and types of interests necessary or desirable to be included in the Units for the efficient exploration, development, production or operation of the Leased Premises or for the increased allowable recovery, storage, transportation or marketing of oil, gas or other hydrocarbons from the Leased Premises or the other lands included in the Units. No Unit, however, may exceed the maximum acreage allowed under any then applicable law, rule, regulation or order of any jurisdictional governmental authority. Lessee is also granted the right, but not the obligation, at any time and from time to time during the term of this Lease (whether before or after Production is established), to amend, modify, alter or cancel any spacing, unitization, pooling or other agreement of consolidation, as Lessee may in good faith determine to be reasonably necessary or desirable facilitate the purposes of the Units or to include or exclude different interest owners, lands or strata. If at any time larger units are allowed or required under any then applicable law, rule, regulation or order of any jurisdictional governmental authority, Lessee is further granted the right, but not the obligation, to establish or enlarge any Unit to conform to the maximum allowable size.

12. Operations conducted on any lands included in a Unit will be treated under this Lease the same as if they were Operations conducted on the Leased Premises. The term "**Operations**" as used in this Lease will include, without limitation, the following: commencing construction of roadways, pipeline routes or drillsites, drilling, testing, completing, reworking, recompleting, repairing, deepening, plugging back, maintaining or increasing reservoir pressure, storing, cycling, producing, injecting, recovering, transporting, separating, processing or compressing oil, gas or other hydrocarbons, or establishing and maintaining a shut-in well.

13. If all or any part of the Leased Premises is included in a Unit, any Production from lands included in the Unit will be allocated to the Leased Premises in the proportion and on the basis provided in the spacing, unitization, pooling or other agreement of consolidation. Any Production from lands included in the Unit allocated to the Leased Premises will be treated under this Lease the same as if it were produced from the Leased Premises included in the Unit.

14. Lessor expressly agrees that if Lessee commences Operations on the Leased Premises or on any lands included within the same Unit at any time while this Lease is in force, or within one hundred eighty (180) days after the effective date of the exclusion of any portion of the Leased Premises from a Unit, this Lease will remain in full force and effect so long as these or subsequent Operations are prosecuted by Lessee with reasonable diligence, with no cessation of Operations for more than one hundred eighty (180) consecutive days. If Production in paying quantities results from these Operations, this Lease will remain in force so long as the resulting Production from or allocable to the Leased Premises is maintained.

15. If any portion of the Leased Premises is excluded from a Unit during the Primary Term of this Lease and this Lease would not otherwise then be in force, Lessee will retain the right to defer commencement of Operations during the remainder of the Primary Term in consideration of its prepayment of Delay Rental.

16 If Production from or allocated to the Leased Premises should cease from any cause and this Lease would not otherwise then be in force, this Lease will not terminate if Lessee commences additional Operations on the Leased Premises or on any lands included within the same Unit within one hundred eighty (180) days after the cessation. This Lease will remain in force as long as these or subsequent Operations are prosecuted by Lessee with reasonable diligence, with no cessation of Operations for more than one hundred eighty (180) consecutive days. If Production in paying quantities results from these or subsequent Operations, this Lease will remain in force as long as Production in paying quantities from or allocable to the Leased Premises is maintained.

17. Lessee will have the right to use for its Operations, free of cost, oil, gas, other hydrocarbons and fresh or salt water found on or developed from the Leased Premises, except fresh water from the separate wells of Lessor. Lessee will also have the right to survey for, construct, operate, maintain, replace or expand any pipelines, storage tanks, surface and subsurface storage and recycling facilities, compression, injection, separation, processing, telecommunication, electric generation, supply, transmission and other facilities, structures and equipment as Lessee may consider reasonably necessary or desirable for Operations on the Leased Premises or on any lands included within the same Unit. Lessee will further have the right to use existing well bores, flow lines, well-head, surface, subsurface and other production related equipment, and to drill or convert a well on the Leased Premises, other than Lessor's separate water wells for the production of fresh water or for the disposal of salt water or other by-products from Operations. These drilling, conversion or other Operations will be designed and located so that no cross contamination of Lessor's water supply or other ground waters on the Leased Premises or other lands will occur. All of these Operations will also be conducted in substantial compliance with all applicable laws, ordinances, rules and regulations of all jurisdictional governmental agencies.

18. Lessee will bury its pipelines below plow depth and will pay reasonable damages in the agreed amounts provided in attached Exhibit B for injury by reason of its Operations to growing crops or other existing surface uses on the Leased Premises. Without first obtaining the written consent of Lessor, or the owner of the surface estate in the affected lands if different from Lessor ("**Surface Use Agreement**"), Lessee will not drill any well nor place any pipelines, facilities or equipment nearer than 300 feet to any house, barn or other structure existing on the Leased Premises as of the effective date of this Lease, nor otherwise unreasonably interfere with the existing uses of the Leased Premises on the Effective Date. Lessee will have the right, but not the obligation, at any time during or within one (1) year after the expiration of this Lease to enter upon the Leased Premises to remove any or all of Lessee's machinery, equipment, fixtures and other structures placed or constructed thereon, including the right to draw and remove all tubing, casing, well head, compression, injection, separation, processing, electric generation or surface equipment.

19. This Lease may also be or become subject to a separate Surface Use Agreement signed by Lessor and Lessee. If there is any conflict between any provisions in this Lease and any provisions in the Surface Use Agreement, the provisions in the Surface Use Agreement will take precedence and prevail.

20. If Lessor owns a lesser interest in the Leased Premises than the entire and undivided mineral estate in the Leased Premises, then the royalties, rentals and other amounts due under this Lease will be paid to Lessor only in the proportion that Lessor's interest bears to the whole and undivided mineral estate in the Leased Premises, sometimes referred to in this Lease as "**net royalty acres**."

21. Lessee may at any time surrender or cancel this Lease, in whole or in part, by delivering or mailing a written release to Lessor and by placing the release of record in the proper County. If this Lease is surrendered or cancelled as to only a portion of the Leased Premises, then all payments and liabilities accruing thereafter under the terms of this Lease will cease as to the cancelled portion of the Lease, but will continue in full force and effect on a prorated net royalty acre basis as to any portion of the Leased Premises not released.

22. If the estate of either Lessor or Lessee is assigned, and the privilege of assigning in whole or in part is hereby expressly allowed, their respective rights, covenants and obligations under this Lease will extend to their respective heirs, executors, administrators, successors or assigns. No change in the ownership of the Leased Premises or the minerals in, on or under the Leased Premises, nor any assignment of royalties will be binding on Lessee for purposes of paying any royalty, rental or other amount due under this Lease unless Lessee has received, not less than ninety (90) days prior to the date the payment is due, certified copies of recorded instruments evidencing the change of title.

23. Lessee will pay or tender all rentals, royalties and any other amounts due under this Lease, and will mail or deliver all written notices, including without limitation notice of the exercise of any right, to Lessor at the above address or at another address as Lessor may designate in writing to Lessee not less than ninety (90) days prior to the date the payment is due or the notice is to be given. Royalty ownership as shown on Lessee's records as of the last day of each payment period will govern the determination of the parties entitled to receive the payment or notice and will be considered for all purposes under this Lease as if this determination were made on the date of mailing to Lessor's last address on Lessee's records.

24. All provisions of this Lease, whether express or implied, are subject to all applicable Federal, State and Local laws and to the orders, rules and regulations of all jurisdictional governmental agencies. This Lease will not be terminated, in whole or in part, nor will Lessee be liable to Lessor for damages claimed by reason of Lessee's failure to comply with any of the express or implied provisions of this Lease, if the failure was required by or was otherwise in compliance with any applicable laws, orders, rules or regulations. If Lessee is prevented during the last year of the Primary Term from drilling a well under this Lease by reason of any law, rule, order or regulation of any jurisdictional governmental agency, or because of the unavailability on terms considered reasonably satisfactory by Lessee of any equipment or labor necessary for the proposed Operations, Lessee will have the option to extend the Primary Term of this Lease for one (1) additional year by giving Lessor written notice of the event and by paying the amount of the initial Delay Rental (prorated on an annual, per net royalty acre basis) for each net royalty acre subject to this Lease as of the end of the immediately preceding calendar year.

25. To Lessor's knowledge there has been no prior production of any Leased Substances from any of the Leased Premises and there are no currently effective leases of Lessor's interest in the Leased Premises. If requested by Lessee, Lessor will promptly execute and acknowledge a separate Affidavit of Non-Production and Lease Termination with respect to the Leased Premises in a form suitable for recording in the proper County.

26. Lessee will have the right, but not the obligation, at any time during the Term of this Lease, to pay, discharge or redeem for Lessor by payment, in whole or in part, of any mortgage, taxes, encumbrances, or other liens now or hereafter existing, levied or assessed against the Leased Premises. If Lessee exercises this right, Lessee will without further action automatically be subrogated to the rights of any holder or holders paid and may reimburse itself by applying any royalties, rentals or other amounts otherwise accruing or payable to Lessor under this Lease up to the amount paid by Lessee.

27 Lessee will have the right to acquire for its own benefit, deeds, leases, or assignments covering any interest or claim in the Leased Premises that Lessee or any other party contends is outstanding and not covered by this Lease, even though the outstanding interest or claim may be invalid or adverse to Lessor. If the validity of this Lease is disputed by Lessor or by any other person, then, for the period the dispute remains unresolved, Lessee will be relieved of all obligations to explore, develop or commence Operations on the Leased Premises. Lessee will also suspend for the period the dispute remains unresolved all royalties, rentals or other payments that would otherwise accrue or be payable to Lessor. The term of this Lease will automatically be extended for an additional period equal to the period during which the dispute remains unresolved.

28. If at any time while this Lease is in force, Lessor receives any bona fide offer, acceptable to Lessor, to grant an additional lease covering all or part of the Leased Premises that is proposed to become effective on termination of this Lease ("**Top Lease**"), Lessee will have the continuing right, but not the obligation, to meet the offer and enter into an oil and gas lease with Lessor on substantially equivalent terms and conditions. The offer for a Top Lease must be in writing and must set forth the proposed lessee's name, the lands or interests to be covered, the amounts of any bonus, royalty or other consideration offered and a copy of the proposed lease form reflecting all material terms and conditions of the proposed lease. Lessee will have fifteen (15) days after receipt of this information from Lessor to advise Lessor in writing of its election to enter into an oil and gas lease with Lessor on substantially equivalent terms and conditions. If Lessee elects not to match the terms of the offer for a Top Lease, or fails to provide written notice of its election to Lessor in this fifteen (15) day period, Lessor will be free to accept the offer. If Lessor does not subsequently accept the offer or enter into the Top Lease within thirty (30) days after receipt of Lessee's notice or failure to timely respond, Lessee's right will continue with respect to any renewal of the offer or any subsequent offer for a Top Lease.

29. Each wife and husband named as a Lessor and executing this Lease, for themselves, their heirs, devisees, successors and assigns, and for the consideration set out above, hereby releases and relinquishes unto Lessee, all rights of homestead, dower and courtesy, if any, in and to the Leased Premises for purposes of this Lease.

30. This Lease may be originally executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Upon execution of any counterpart by a party as Lessor, whether or not such party is specifically named above as a Lessor, this Lease shall become effective and binding upon such party's interest, whether or not any additional Lessor executes this Lease. Lessor agrees that Lessee may prepare and record a separate **Memorandum of Lease** in the proper County.

IN WITNESS WHEREOF, this Lease is executed this ____ day of March, 2014.

LESSOR:

JOSEPH P. TATE	**JENIFER M. TATE**
Joseph P. Tate	Jenifer M. Tate

STATE OF Wisconsin)
) ss:
COUNTY OF Milwaukee

Before me on this 28 day of March, 2014, personally appeared Joseph P. Tate, who acknowledged to me that he executed the foregoing instrument.

Jody A Robinson
Notary Public

Expires 8/2/2015

Jody A. Robinson NOTARY PUBLIC STATE OF WISCONSIN

STATE OF Wisconsin)
) ss:
COUNTY OF Milwaukee

Before me on this 28 day of March, 2014, personally appeared Jenifer M. Tate, who acknowledged to me that she executed the foregoing instrument.

Expires 8/2/2015

Jody A Robinson
Notary Public

Jody A. Robinson NOTARY PUBLIC STATE OF WISCONSIN

EXHIBIT "A"
(Attached to and made a part of)

Oil and Gas Lease
By and between
HOI UTAH PROPERTY SERIES, L.L.C. –
HUOP FREEDOM TREND SERIES, as Lessee
and
JOSEPH P. TATE and JENIFER M. TATE, as Lessor

The Leased Premises are more particularly described as follows:

Township 13 South, Range 2 East, SLB&M, Sanpete County, Utah

NW¼SW¼ §14-13S-2E; **LESS** 5.70 acres in Railway & County Road; **LESS** 2.74 acres in State Road.
Containing 31.56 acres, more or less. (20304)

SE¼SW¼, SW¼SE¼, W½SE¼, SE¼ §15-13S-2E.
Containing 100.00 acres, more or less. (20308)

Beg. SE Cor. NE¼ §15-13S-2E; W 9.10 C, NW'ly along W side of state highway 19.37 C, NW'ly along Water Hollow Wash to N line SE¼NE¼ §15, T13S, R2E, S 20.00 C to Beg.
Containing 15.19 acres, more or less. (20312)

E½SE¼, SW¼SE¼ §22-13S-2E.
Containing 120.00 acres, more or less. (20317)

SE¼NE ¼ §22-13S-2E.
Containing 40.00 acres, more or less. (20319)

SW¼NW¼, W½SW¼ §23-13S-2E.
Containing 120.00 acres, more or less. (20324)

SW¼NW¼, NE¼SE¼, NW¼SE¼, SW¼SE¼ §24-13S-2E.
Containing 160.15 acres, more or less. (20336)

NE¼NW¼ §24-13S-2E.
Containing 40.00 acres, more or less. (20337)

That portion SE¼SW¼ §24-13S-2E which is N and E of Old State Highway.
Containing 15.00 acres, more or less. (20339X1)

NE¼SW¼ §24-13S-2E.
Containing 35.12 acres, more or less. (20340)

NW¼NE¼ §24-13S-2E.
Containing 40.00 acres, more or less. (20341)

NE¼SW¼, NE¼SE¼ §26-13S-2E.
Containing 80.00 acres, more or less. (20359)

SW¼NE¼ §26-13S-2E.
Containing 40.00 acres, more or less. (20362)

SE¼NW¼ §26-13S-2E.
Containing 40.00 acres, more or less. (20364)

W½NW¼, NW¼SW¼, W½SW¼SW¼ §26-13S-2E.
Containing 140.00 acres, more or less. (20365)

N½, N½SE¼, E½SW¼ §27-13S-2E.
Containing 480.00 acres, more or less. (20371)

Beg. 6.66 C N SE Cor. §27-13S-2E; W 40.00 C, N 13.33 C, E 40.00 C, S 13.33 C to Beg.
Containing 53.33 acres, more or less. (20372)

Township 13 South, Range 2 East, SLB&M, Sanpete County, Utah

NE¼NE¼ §22-13S-2E.
Containing 40.00 acres, more or less. (20320)

NW¼SE¼ §23-13S-2E; **LESS** 1.50 acres lying within County Road.
Containing 38.50 acres, more or less. (20329)

SE¼SE¼ §23-13S-2E ; **LESS** 1.50 acres lying within County Road; **LESS** 2.03 acres lying within State Road.
Containing 36.47 acres, more or less. (20330)

Beg. NE Cor. SE¼ §23-13S-2E; S 20.00 C, W 9.50 C to W side County Road; NW'ly along road to a point 2.75 C S, 20.00 C W of Beg., N 2.75 C, E 20.00 C to Beg.; **LESS** 3.75 acres lying within County Road; **LESS** 1.38 acres lying within State Road.
Containing 26.11 acres, more or less. (20331)

Beg. SW Cor. NE¼SE¼ §23-13S-2E; N 17.25 C to County Road, SE'ly along County Road to a point 10.50 C E of Beg., W 10.50 C to Beg.; **LESS** 1.38 acres lying within State Road.
Containing 7.68 acres, more or less. (20331X)

Beg. SE Cor. NE¼ §23-13S-2E; W 20.00 C, N 1.36 C, N31°07'W 19.22 C, N39°15'W 18.21 C, N14°45'E 13.98 C, N30°15'E 0.92 C, N43°15'E 5.57 C., N54°30'E 2.41 C to W ROW line of Railroad, SE'ly along Railroad to a point 24.26 C N of Beg., SE'ly along Railroad to a point 13.59 C E of Beg., W 13.59 C to Beg.; **LESS** 5.20 acres lying within State Road. (Embracing portions of §§14, 23 &24-13S-2E.
Containing 142.66 acres, more or less. (20334)

W½SW¼ §24-13S-2E; **LESS** 7.00 acres lying within Railroad and State Road; **LESS** 1.10 acres lying within State Road.
Containing 71.90 acres, more or less. (20339)

NE¼NE¼ §26-13S-2E.
Containing 40.00 acres, more or less. (20361)

The parties intend to include in this Lease all Leased Substances underlying roadways or rights of way adjacent to or included within the above described lands that are not specifically described above but that are nevertheless owned by Lessor.

EXHIBIT "B"
(Attached to and made a part of)

Oil and Gas Lease
By and between
HOI UTAH PROPERTY SERIES, L.L.C. –
HUOP FREEDOM TREND SERIES, as Lessee
and
JOSEPH P. TATE and JENIFER M. TATE, as Lessor

Lessee has agreed to pay and Lessor has agreed to accept the following amounts as full payment for any and all uses or damages to Lessor's interest in surface properties, if any, which may occur in connection with Lessee's operations on the Leased Premises under the terms of the attached Lease:

1. The sum of $ 2,500.00 for each drill site location.

2. The sum of $12.00 per rod for any new roads constructed by Lessee, and $2.00 per rod for any pipelines.

3. For any accident resulting in the death of sheep, cattle, horses, or other livestock caused by Lessee's operations, the market value, on the date of the accident, of the sheep, cattle, or livestock killed.

4. For any destruction of crops caused by Lessee's operations, the market value, on the date of destruction, of the crops destroyed.

5. For any damage to the irrigation system caused by Lessee's operations, the cost to repair the damage, of the portion of the irrigation system that was damaged by the lessee.

6. For any damage to fences, corals, cattle loading chutes, sheds, or other agricultural buildings caused by Lessee's operations, the cost to repair the damage that was caused by the lessee.

7. Other items which Lessor and Lessee may agree upon by written supplements to this Exhibit signed by both parties.

8. Lessee will maintain the acreage, production and storage facilities, and roads in good condition and will clean-up any unused equipment and cover any pits, etc., in accordance with accepted industry practices.